Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 27, 2023, is made by and between DigitalBridge Group, Inc., a Maryland corporation (“DBRG”), and Tom Mayrhofer (the “Executive”). DBRG, together with its subsidiaries is hereinafter referred to as “the Company,” and where the context permits, references to “the Company” shall include the Company and any successor to the Company.
WHEREAS, DBRG desires to enter into this Agreement with Executive, to be effective as of January 8, 2024 (“Effective Date”), setting forth the terms by which Executive will be employed by the Company and will serve as Chief Financial Officer and Treasurer of DBRG following completion of the transition of duties and responsibilities from the Company’s current chief financial officer, as shall be determined by the Chief Executive Officer of DBRG, on a date between March 1, 2024 and April 30, 2024 (the “Transition Date”).
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.EMPLOYMENT TERM. The Executive’s employment under the terms and conditions of this Agreement shall commence on the Effective Date and shall expire on the third anniversary of the Effective Date (the “Initial Term”); provided, however, that on the third anniversary of the Effective Date and on each subsequent anniversary thereof, the term of this Agreement shall automatically be extended for an additional one-year period (each a “Renewal Term”) unless, not later than 180 days prior to the expiration of the Initial Term or the then current Renewal Term, as applicable, either party provides written notice to the other party hereto that such extension shall not take effect (a “Non-Renewal Notice”). The period during which the Executive is employed by the Company during the Initial Term and any Renewal Term pursuant to this Agreement is referred to herein as the “Employment Term”. Notwithstanding anything set forth in this Agreement to the contrary, the Employment Term and the Executive’s employment shall earlier terminate immediately upon the termination of the Executive’s employment pursuant to Section 4 hereof.

2.POSITION; REPORTING AND DUTIES; LOCATION.
(a)Position and Reporting. During the Employment Term, the Executive shall serve as Chief Financial Officer and Treasurer of DBRG following the Transition Date. The Executive shall report directly to the Chief Executive Officer of DBRG.
(b)Duties and Responsibilities.
(A)During the Employment Term, the Executive shall devote his full business time (excepting vacation time, holidays, sick days and periods of disability) and attention to the performance of his duties hereunder, shall faithfully serve the Company and shall have no other employment which is undisclosed to the Company or which conflicts with his duties under this Agreement; provided, that, nothing contained herein shall prohibit the Executive from (A) participating in trade associations or industry organizations, (B) engaging in charitable, civic, educational or political activities, (C) delivering lectures or fulfilling speaking engagements, (D) engaging in personal investment activities and personal real estate-related activities for himself and his family or (E) accepting directorships or similar positions (together, the “Personal Activities”), in each case so long as the Personal Activities do not unreasonably interfere, individually or in the aggregate, with the performance of the Executive’s duties to the Company under this Agreement. The Company hereby acknowledges and approves the current activities of the Executive as set forth on Schedule 1 hereto, each of which shall be deemed a Personal Activity. Notwithstanding the foregoing, to the extent that the Personal Activities include the Executive providing services to any for-profit company (excluding DBRG and any subsidiaries or portfolio companies thereof) as a member of such company’s board of directors, only one such directorship shall be permitted as a Personal Activity.
(B)During the Employment Term, in serving in his capacity as set forth above, the Executive shall (A) perform such duties and provide such services as are usual and customary for such position, and (B) provide such other duties as are consistent with such role, as reasonably requested from time to time by DBRG’s board of directors (the “Board”) or the Chief Executive Officer of DBRG.
(C)The parties acknowledge and agree that all of the compensation and benefits provided to the Executive hereunder will be in respect of services performed by the Executive for the Company.
(c)Location of Employment. The Executive’s principal place of business shall be at the Company’s office in Boca Raton, Florida or, as circumstances dictate, remotely; provided, that, the Executive may be required to engage in travel during the Employment Term in the performance of his duties hereunder.
3.COMPENSATION AND BENEFITS.
(a)Base Salary. During the Employment Term, the Company will pay to the Executive a base salary at the annualized rate of not less than $700,000 (the base salary in effect from time to time, the “Base Salary”). The Base Salary will be paid to the Executive in accordance with the Company’s customary compensation practices from time to time in effect for the Company’s senior executive officers. The Board (or a committee of directors delegated by the Board) will review the Base Salary from time to time, but at least annually, during the Employment Term, but may not reduce the Executive’s then-existing Base Salary without the Executive’s prior written consent and agreement.
(b)Annual Cash Bonus
(A)For each calendar year during the Employment Term beginning with the calendar year in which the Effective Date occurs, the Executive shall be given an opportunity to earn an annual incentive cash bonus based on an evaluation by the Board (or a committee of directors delegated by the Board) of the Executive’s performance in respect of the applicable calendar year; provided, that the Board or such committee may determine prior to the beginning of any such calendar year to instead condition the payment of all or a portion of the cash bonus with respect to the applicable calendar year upon the achievement of performance measures determined by the Board or such committee in consultation with the Executive (as applicable, the “Annual Bonus”); provided further, that Executive’s annual cash bonus in the calendar year in which the Effective Date occurs shall be no less than the Target Bonus Amount (as defined below). The Executive’s target Annual Bonus for each calendar year during the Employment Term (including the calendar year in which the Effective Date occurs) shall be no less than $1,100,000 (such amount, as increased from time to time, the “Target Bonus Amount”). If the Board (or a committee of directors delegated by the Board) establishes reasonable performance measures as provided for above, the actual Annual Bonus amount paid to the Executive in respect of any calendar year during the Employment Term shall be based on the achievement of the applicable performance measures and may be less or more than the applicable Target Bonus Amount. The Board (or a committee of directors delegated by the Board) will review the Target Bonus Amount from time to time, but at least annually, during the Employment Term, but may not reduce the Executive’s then-existing Target Bonus Amount without the Executive’s prior written consent and agreement.
(B)Any Annual Bonus payment that becomes payable to the Executive hereunder will be paid to him in a cash lump sum by no later than March 15 of the calendar year following the calendar year to which it relates (and no later than the date on which bonuses are paid to other senior executive officers of DBRG); provided, that, except as otherwise set forth in this Agreement, the Executive is an active employee as of, and has not given or received notice of termination of employment as of, the date such payment would otherwise be made.
(c)Equity Incentives and Related Awards.
(A)For each calendar year during the Employment Term beginning with the calendar year in which the Effective Date occurs, the Executive shall be eligible to receive equity and equity-based incentive awards (“LTIP Awards”), with an annual target LTIP Award opportunity of no less than $2,000,000 (the target amount in effect from time to time, the “Target LTIP Award”). The Board (or a committee of directors delegated by the Board) will review the Target LTIP Award (and any applicable performance measures) from time to time, but at least annually, during the Employment Term, but may not reduce the Executive’s then-existing Target LTIP Award without the Executive’s prior written consent and agreement.
(B)The Executive shall be eligible to receive allocations in respect of carried interests, incentive fees and other such remuneration in respect of funds and similar vehicles, as applicable, managed by the Company (collectively, “Fund Incentives”). Allocations of all Fund Incentives shall be made as determined by the Board (or a committee of directors delegated by the Board) in consultation with the Executive. While no allocation has been made yet, with respect to DigitalBridge Partners III (“DBP III”), it is agreed that Executive will be granted an initial allocation of 1.25% of the carried interest in DBP III. In addition, Executive will be granted an allocation of 0.45% of the carried interest in the Company’s DataBank co-investment vehicle.
(C)The terms and conditions (including with respect to vesting) of any LTIP Awards and Fund Incentives shall be no less favorable than the terms and conditions of any LTIP Awards and Fund Incentives, as applicable, granted to the executive officers of the Company during the same calendar year and shall be subject to the terms and conditions set forth in any entity governing documents applicable to such awards.
(D)Following the Effective Date, and by no later than January 15, 2024, the Company shall make an equity award grant to the Executive (the “Sign-on Equity Award”) in the amount of $1,700,000, based on the closing share price of the Company’s common stock on January 8, 2024, and which will vest in equal portions over a three year period as follows: one-third shall vest on the first anniversary of the date of issuance, one-third shall vest on the second anniversary of the date of issuance, and one-third shall vest on the third anniversary of the date of issuance. The Sign-on Equity Award will be subject to the terms and conditions of the Company’s standard equity award agreement.
(d)Retirement, Welfare and Fringe Benefits. During the Employment Term, the Executive shall be eligible to participate in the retirement savings, medical, disability, life insurance, perquisite and other welfare and fringe benefit plans applicable to senior executive officers of DBRG generally in accordance with the terms of such plans as are in effect from time to time. The foregoing shall not be construed to limit the ability of the Company to amend, modify or terminate any such benefit plans, policies or programs in accordance with their terms or to cease providing such benefit plans, policies or programs at any time and from time to time; provided, that, the terms and conditions imposed on Executive’s participation in such plans, policies or programs and any adverse amendments, terminations and modifications are at least as favorable to Executive as those applicable to other senior executives.
(e)Paid Time Off. During the Employment Term, the Executive shall be eligible to participate in the paid time off policies generally applicable to DBRG’s senior executives as are in effect from time to time. The current policy provides for twenty days per calendar year of paid time off.
(f)Business Expenses. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses that the Executive incurs in connection with his employment during the Employment Term upon presentation of expense statements or vouchers and such other information as the Company may require in accordance with the generally applicable policies and procedures of the Company applicable to DBRG’s senior executive officers as are in effect from time to time. No expense payment or reimbursement under this Section 3(f) shall be “grossed up” or increased to take into account any tax liability incurred by the Executive as a result of such payment or reimbursement.
(g)Insurance; Indemnification. The Executive shall be covered by such comprehensive directors’ and officers’ liability insurance and errors and omissions liability insurance as the Company shall have established and maintained in respect of its directors and officers generally at its expense, and the Company shall cause such insurance policies to be maintained in a manner reasonably acceptable to the Executive both during and, in accordance with the provisions of Section 4(a)(i)(D) below, after Executive’s employment with the Company. The Executive shall also be entitled to indemnification rights, benefits and related expense advances and reimbursements to the same extent as any other director or officer of DBRG and to the maximum extent permitted under applicable law pursuant to an indemnification agreement (the “Indemnification Agreement”).
(h)Attorneys’ Fees. The Company shall promptly pay or reimburse the Executive for reasonable attorneys’ fees incurred by the Executive in connection with the review, negotiation, drafting and execution of this Agreement and any related arrangements, in an aggregate amount not to exceed $25,000, subject to the Executive providing the Company with reasonable documentation of such fees within 30 days following the Effective Date. The Company shall reimburse the Executive for such fees within 10 business days following Executive’s submission to the Company of the documentation evidencing the fees.
(i)Sign-On Cash Bonus. The Company will pay to Executive a lump sum cash payment in an amount equal to Three Hundred Thousand Dollars ($300,000) (the “Sign-On Bonus”) within ten days of the Effective Date. In the event that Executive’s employment with the Company terminates pursuant to Section 4(b) within two years of the Effective Date of this Agreement, the Executive agrees to repay the Company a prorated portion of the Sign-On Bonus. The prorated amount will be calculated based on the number of days the Executive was employed by the Company within the two-year period. The Executive authorizes the Company to deduct any such amounts from any payments due to the Executive from the Company.
(j)Housing and Travel. For the initial twenty-four months of the Employment Term, Executive shall be entitled to reimbursement of up to $40,000 per year for rental cost of a personal apartment in or around Boca Raton, Florida and to transportation expenses for Executive’s regular commuting trips to the Company’s headquarters, provided that Executive presents such substantiation and documentation as the Company may specify. To the extent that such reimbursements will constitute taxable income to the Executive for a given calendar year, the Company will also provide the Executive with an additional cash gross-up amount equal to the estimated amount of such taxable income (estimated at the highest federal and state tax rates applicable to a person living in the state of Florida), which will be paid to the Executive on or before December 31 of such year, regardless of whether Executive is employed through such payment date.
4.TERMINATION OF EMPLOYMENT.
(a)General Provisions.
(A)Upon any termination of Executive’s employment with the Company, the Executive shall be entitled to receive the following: (A) any accrued but unpaid Base Salary and vacation (determined in accordance with Company policy) through the date of termination (paid in cash within 30 days (or such shorter period required by applicable law) following the date of termination); (B) reimbursement for expenses and fees incurred by the Executive prior to the date of termination in accordance with Sections 3(f) and 3(h); (C) vested and accrued benefits, if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the date of termination; and (D) any additional amounts or benefits due under any applicable plan, program, agreement or arrangement of the Company (including continuing “tail” indemnification and directors and officers liability insurance for actions and inactions occurring while the Executive provided services for DBRG and its affiliates and continued coverage for any actions or inactions by the Executive while providing cooperation under this Agreement), including any such plan, program, agreement or arrangement relating to equity or equity-based awards (the amounts and benefits described in clauses (A) through (D) above, collectively, the “Accrued Benefits”). The Accrued Benefits shall in all events be paid in accordance with the Company’s payroll procedures, expense reimbursement procedures or plan terms, as applicable.
(B)During any notice period required under this Section 4, (A) the Executive shall remain employed by the Company and shall continue to be bound by all the terms of this Agreement and any other applicable duties and obligations to the Company, (B) the Company may direct the Executive not to report to work, and (C) the Executive shall only undertake such actions on behalf of the Company, consistent with his position, as expressly directed by the Company.
(b)Termination for Cause or by the Executive without Good Reason.
(A)The Employment Term and the Executive’s employment hereunder may be terminated at any time either (A) by the Company for “Cause” (as defined and determined below), effective as set forth in Section 4(b)(iii), or (B) by the Executive without Good Reason, effective 30 days following the date on which notice of such termination is given by the Executive to the Company.
(B)If the Executive’s employment is terminated by the Company for Cause, or by the Executive without Good Reason, the Executive shall only be entitled to receive the Accrued Benefits.
(C)For purposes of this Agreement, a termination for “Cause” shall mean a termination of the Executive’s employment with the Company because of (A) the Executive’s conviction of, or plea of no contest to, any felony under the laws of the United States or any state within the United States (other than a traffic-related felony) which termination shall become effective immediately as of the date the Board determines to terminate the Agreement, which action must be taken on or after the date of such conviction or plea or within 60 days thereafter; (B) the Executive’s willful and gross misconduct in connection with the performance of his duties to the Company (other than by reason of his incapacity or disability), it being expressly understood that the Company’s dissatisfaction with the Executive’s performance shall not constitute Cause; or (C) a continuous, willful and material breach by the Executive of this Agreement after written notice of such breach has been provided to the Executive by the Board; provided, that, in no event shall any action or omission in subsections (B) or (C) constitute “Cause” unless (1) the Company gives notice to the Executive stating that the Executive will be terminated for Cause, specifying the particulars thereof in reasonable detail and the effective date of such termination (which shall be no less than 30 days following the date on which such written notice is received by the Executive if it is possible for the action or omission that constitutes Cause to be cured) and (2) the Executive fails or refuses to materially cure or cease such misconduct or breach within 30 days after such written notice is given to him. For purposes of the foregoing sentence, no act, or failure to act, on the Executive’s part shall be considered willful unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company, and any act or omission by the Executive pursuant to the authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company.
(c)Termination by the Company without Cause or by the Executive for Good Reason.
(A)The Employment Term and the Executive’s employment hereunder may be terminated (A) by the Company at any time without Cause, effective 10 days following the date on which written notice to such effect is delivered to the Executive, or such earlier date as agreed upon by the parties, or (B) by the Executive for “Good Reason” (as defined and determined below), effective as set forth in Section 4(c)(ii). If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Company shall pay or provide to the Executive (A) the Accrued Benefits and (B) upon the Executive’s execution of a separation agreement containing a general release of claims substantially in the form attached as Exhibit A hereto (the “Release”), and the expiration of the applicable revocation period with respect to such Release within 60 days following the date of termination (the date on which the Release becomes effective, the “Release Effective Date”):
(A)A lump sum cash payment equal to the sum of (1) the full amount of Base Salary in effect immediately prior to the date of termination (without regard to any reduction that gives rise to Good Reason) and (2) (x) if such termination occurs on or after the date on which the Annual Bonus, if any, is paid to the Executive in respect of the second calendar year following the calendar year in which the Effective Date occurs (the

“Third Annual Bonus”), the average Annual Bonus paid in respect of each of the three calendar years prior to the date of termination or (y) if such termination occurs prior to the date on which the Third Annual Bonus, if any, is paid, the Target Bonus Amount in effect immediately prior to the date of termination (without regard to any reduction that gives rise to Good Reason), payable on the first regularly scheduled payroll date of the Company following the Release Effective Date (the actual date of payment, the “Severance Payment Date”);
(B)A lump sum cash payment equal to the Annual Bonus, if any, that the Executive would have received in respect of the calendar year prior to the calendar year in which the termination occurs had the Executive remained an active employee of the Company, based on the achievement of the applicable performance measures, to the extent unpaid as of the termination date, payable on the date such amount would have been paid had the Executive continued in employment (the “Unpaid Bonus”);
(C)A lump-sum payment equal to the product of (1) the Target Annual Bonus in effect for the calendar year in which the termination occurs, and (2) a fraction, the numerator of which shall equal the number of days during the year in which the termination date occurs that the Executive was employed by the Company and the denominator of which shall equal 365, payable on the Severance Payment Date (the “Pro-Rated Bonus”); and
(D)Full vesting as of the Severance Payment Date of any and all equity or equity-based awards relating to the securities of the Company and any Fund Incentives that are in each case outstanding and unvested immediately prior to the date of such termination.

(ii) For purposes of this Agreement, “Good Reason” shall mean any action by the Company, in each case without the Executive’s prior written consent, that (A) results in a material diminution in the Executive’s duties, authority or responsibilities or a diminution in the Executive’s title or position, provided, however, that so long as Executive remains the Chief Financial Officer of the Company following a change of control in which the Company’s equity securities are no longer publicly traded on an established national securities market, the reduction in Executive’s duties and responsibilities as a result of such a going private transaction shall not in and of itself constitute Good Reason; (B) requires the Executive to report to any person other than the Chief Executive Officer of DBRG; (C) reduces the Base Salary, Target Annual Bonus or Target LTIP Award then in effect; (D) relocates the Executive’s principal place of employment to a location more than 25 miles from the location in effect immediately prior to such relocation; or (E) constitutes a material breach by the Company of this Agreement or any other material agreement between the Executive and the Company; provided, that, in no event shall the occurrence of any such condition constitute Good Reason unless (1) the Executive gives notice to the Company of the existence of the Executive’s knowledge of the condition giving rise to Good Reason within 90 days following the Executive’s knowledge of its initial existence, (2) the Company fails to cure such condition within 30 days following the date such notice is given and (3) the Executive terminates his employment with the Company within 30 days following the expiration of such cure period.
(d)Termination Due to Death or Disability.
(A)The Employment Term and the Executive’s employment hereunder (A) may be terminated by the Company as a result of the Executive’s “Disability” (as defined and determined below) and (B) shall terminate immediately as a result of the Executive’s death.
(B)If the Executive’s employment is terminated by the Company as a result of the Executive’s Disability, the Company shall provide the Executive (or his estate) with: (A) the Accrued Benefits, (B) the Unpaid Bonus, (C) a lump sum payment equal to the Pro-Rated Bonus with respect to the calendar year in which the termination occurs and (D) full vesting as of the date of termination of any and all equity or equity-based awards relating to the securities of the Company and any Fund Incentives that are outstanding and unvested immediately prior to the date of such termination.

(C)If the Executive’s employment terminates as a result of the Executive’s death, the Company shall provide the Executive (or his estate) with: (A) the Accrued Benefits, (B) the Unpaid Bonus, (C) a lump sum payment equal to the Pro-Rated Bonus with respect to the calendar year in which the termination occurs and (D) full vesting as of the date of termination of any and all equity or equity-based awards relating to the securities of the Company and any Fund Incentives that are outstanding and unvested immediately prior to the date of such termination.
(D)For purposes of this Agreement, “Disability” shall mean a physical or mental incapacity that substantially prevents the Executive from performing his duties hereunder and that has continued for at least 180 consecutive days. Any dispute as to whether or not the Executive is disabled within the meaning of the preceding sentence shall be resolved by a qualified, independent physician reasonably satisfactory to the Executive and the Company, and the determination of such physician shall be final and binding upon both the Executive and the Company. All fees and expenses of any such physician shall be borne solely by the Company.
(e)Non-Renewal of Agreement.
(A)If the Company gives a Non-Renewal Notice to the Executive, the Employment Term and the Executive’s employment hereunder shall terminate as of the expiration of the Initial Term or then-current Renewal Term, as applicable, and the Company shall provide the Executive with all of the payments and benefits set forth in Section 4(c) hereof, subject to his execution and non-revocation of the Release by the Release Effective Date.
(B)If the Executive gives a Non-Renewal Notice to the Company and the Company has not as of that time given a Non-Renewal Notice to the Executive, the Employment Term and the Executive’s employment hereunder shall terminate as of the expiration of the Initial Term or then-current Renewal Term, as applicable, and the Company shall provide the Executive with (A) the Accrued Benefits, (B) any Unpaid Bonus in respect of the calendar year prior to the calendar year in which the termination occurs and (C) the Pro-Rated Bonus in respect of the calendar year in which the termination occurs.
(f)Return of Property. Upon any termination of the Executive’s employment hereunder, the Executive shall as soon as practicable following such termination deliver or cause to be delivered to the Company the tangible property owned by the Company, which is in the possession or control of the Executive. Notwithstanding the foregoing, the Executive shall be permitted to retain his calendar and his contacts and investor lists, all compensation-related plans and agreements, any documents reasonably needed for personal tax purposes and his personal notes, journals, diaries and correspondence (including personal emails). In addition, the Executive shall be able to retain his mobile phone(s) and personal computer(s) and his cell phone number(s).
(g)Resignation as Officer or Director. Unless requested otherwise by the Company, upon any termination of the Executive’s employment hereunder the Executive shall resign each position (if any) that the Executive then holds as an officer or director of the Company, any affiliate of the Company and any other entity that the Company manages or that the Executive is serving at the request of the Company. The Executive’s execution of this Agreement shall be deemed the grant by the Executive to the officers of the Company of a limited power of attorney to sign in the Executive’s name and on the Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.
(h)No Set-Off or Mitigation. The Company’s obligations to make payments under this Agreement shall not be affected by any set-off, counterclaim, recoupment or other claim the Company or any of its affiliates may have against the Executive. The Executive does not need to seek other employment or take any other action to mitigate any amounts owed to the Executive under this Agreement, and those amounts shall not be reduced if the Executive does obtain other employment.
5.RESTRICTIVE COVENANTS. The Executive is entering into the Restrictive Covenant Agreement, substantially in the form attached as Exhibit B hereto (the “Restrictive Covenant Agreement”), as of the date hereof. The Restrictive Covenant Agreement shall become effective as of the Effective Date and shall continue in effect at all applicable times following the Effective Date in accordance with the terms and conditions thereof.
6.SECTION 280G.
(a)Treatment of Payments. Notwithstanding anything in this Agreement or any other plan, arrangement or agreement to the contrary, in the event that an independent, nationally recognized, accounting firm which shall be designated by the Company with the Executive’s written consent (which consent shall not be unreasonably withheld) (the “Accounting Firm”) shall determine that any payment or benefit received or to be received by the Executive from the Company or any of its affiliates or from any person who effectuates a change in control or effective control of the Company or any of such person’s affiliates (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would fail to be deductible under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or otherwise would be subject (in whole or part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) then the Accounting Firm shall determine if the payments or benefits to be received by the Executive that are subject to Section 280G of the Code shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but such reduction shall occur if and only to the extent that the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes, and employment, Social Security and Medicare taxes on such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes and employment, Social Security and Medicare taxes on such Total Payments and the amount of Excise Tax (or any other excise tax) to which the Executive would be subject in respect of such unreduced Total Payments). For purposes of this Section 6(a), the above tax amounts shall be determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to the Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s) in which any of the Total Payments is expected to be made. If the Accounting Firm determines that the Executive would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then the Executive shall retain all of the Total Payments.
(b)Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 6(a), the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.
(c)Certain Determinations. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the Accounting Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Executive and the Company shall furnish such documentation and documents as may be necessary for the Accounting Firm to perform the requisite calculations and analysis under this Section 6 (and shall cooperate to the extent necessary for any of the determinations in this Section 6(c) to be made), and the Accounting Firm shall provide a written report of its determinations hereunder, including detailed supporting calculations. If the Accounting Firm determines that aggregate Total Payments should be reduced as described above, it shall promptly notify the Executive and the Company to that effect. In the absence of manifest error, all determinations by the Accounting Firm under this Section 6 shall be binding on the Executive and the Company and shall be made as soon as reasonably practicable and in no event later than 15 days following the later of the Executive’s date of termination of employment or the date of the transaction which causes the application of Section 280G of the Code. The Company shall bear all costs, fees and expenses of the Accounting Firm and any legal counsel retained by the Accounting Firm.
(d)Additional Payments. If the Executive receives reduced payments and benefits by reason of this Section 6 and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that the Executive could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay the Executive the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable following such determination.
7.ASSIGNMENT; ASSUMPTION OF AGREEMENT. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or setoff by the Executive in respect of any claim, debt, obligation or similar process. This Agreement may not be assigned by DBRG other than to a successor and DBRG will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company or the business to which Executive devotes his time to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For the avoidance of doubt, an assignment of this Agreement by DBRG that is permitted by the immediately preceding sentence shall not be deemed a termination without Cause or give rise to Good Reason.
8.MISCELLANEOUS PROVISIONS.
(a)No Breach of Obligation to Others. The Executive represents and warrants that his entering into this Agreement does not, and that his performance under this Agreement and consummation of the transactions contemplated hereby and thereby will not, violate the provisions of any agreement or instrument to which the Executive is a party or any decree, judgment or order to which the Executive is subject, and that this Agreement constitutes a valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.
(b)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements entered into and to be performed entirely within such state.
(c)Entire Agreement. This Agreement, together with the documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to the Executive’s employment with the Company, and it cancels and replaces any and all prior understandings, agreements and term sheets between the Executive and DBRG and any of its subsidiaries or affiliates. All promises, representations, collateral agreements and understandings not expressly incorporated in this Agreement are hereby superseded by this Agreement.
(d)Notices. All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission, if sent by facsimile or email; or (d) on the date of requested delivery if sent by a recognized overnight courier:
If to the Company:    DigitalBridge Group, Inc.
750 Park of Commerce Drive
Suite 210
Boca Raton, FL 33487
Attention: Chief Executive Officer and Chief Legal Officer
Email: legal@digitalbridge.com

If to the Executive:    to the last address (or email address) of the Executive
in the Company’s records

or to such other address as is provided by a party to the other from time to time.
(e)Survival. The representations, warranties and covenants of the Executive contained in this Agreement will survive any termination of the Executive’s employment with the Company.
(f)Amendment; Waiver; Termination. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive and DBRG. No waiver by either party hereto at any time of any breach by the other party hereto of compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(g)Further Assurances. The parties hereto will from time to time after the date hereof execute, acknowledge where appropriate and deliver such further instruments and take such other actions as any other party may reasonably request in order to carry out the intent and purposes of this Agreement.
(h)Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) to the extent permitted by applicable law, the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
(i)Arbitration. Except as otherwise set forth in the Restrictive Covenant Agreement, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in Palm Beach County, Florida, administered by the American Arbitration Association in accordance with the commercial arbitration rules of the American Arbitration Association (the “AAA Rules”) before a panel of three neutral arbitrators, each of whom shall be selected in accordance with the AAA Rules, except that the following provisions are included in the parties’ agreement to arbitrate and override any contrary provisions in the AAA Rules:
(A)The agreement to arbitrate and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict or choice of law rules;
(B)The Florida Arbitration Code shall govern the arbitration, the agreement to arbitrate, and any proceedings to enforce, confirm, modify or vacate the award;
(C)The arbitrators shall apply Florida law;
(D)Any petition or motion to modify or vacate the award shall be filed in the Circuit Court in the Fifteenth Judicial Circuit in and for Palm Beach County, Florida (the “Court”);
(E)The award shall be written, reasoned, and shall include findings of fact as to all factual issues and conclusions of law as to all legal issues;

(F)The arbitration shall be confidential; and
(G)Judgment may be entered on the arbitrators’ award in any court having jurisdiction.
The parties hereby agree that the arbitrators shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Each party shall bear its own legal fees and out-of-pocket expenses incurred in any arbitration hereunder and the parties shall share equally all expenses of the arbitrators; provided, that, the arbitrator shall have the authority to award reasonable attorneys’ fees to the prevailing party in any arbitration as part of the arbitrator’s award.
(j)Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. In the event that any provision of Agreement or any other agreement or award referenced herein is mutually agreed by the parties to be in violation of Section 409A of the Code, the parties shall cooperate reasonably to attempt to amend or modify this Agreement (or other agreement or award) in order to avoid a violation of Section 409A of the Code while attempting to preserve the economic intent of the applicable provision. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Executive and the Company during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. DBRG makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. For purposes of this Section 8(j), Section 409A of the Code shall include all regulations and guidance promulgated thereunder.
(k)Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
(l)Construction. The parties acknowledge that this Agreement is the result of arm’s- length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.
(m)Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.
(n)Tax Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for the Executive with respect to any payment provided to the Executive hereunder, and the Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

(o)Cooperation. For a period of 12 months following the termination of the Executive’s employment with the Company for any reason, the Executive shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events during the Executive’s employment hereunder of which the Executive has knowledge, other than one in which the Executive is a party against the Company. The Company shall reimburse the Executive for the Executive’s reasonable travel and other out-of-pocket expenses incurred in connection with the foregoing, in accordance with the Company’s policies (and consistent with the Executive’s travel practices during the Executive’s employment with the Company) and subject to the delivery of reasonable support for such expenses. Any such requests for cooperation shall be subject to the Executive’s business and personal schedule and the Executive shall not be required to cooperate against his own legal interests or the legal interests of his employer or partners or business ventures. In the event the Executive reasonably determines that he needs separate legal counsel in connection with his cooperation, the Company shall reimburse the Executive for the reasonable costs of such counsel as soon as practicable (and in any event within 30 days) following its receipt of an invoice for such costs. In the event the Executive is required to cooperate for more than 8 hours in any 12-month period, the Executive shall be paid an hourly consulting fee in an amount mutually agreed between the Company and Executive at the time.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

DIGITALBRIDGE GROUP, INC.

By: /s/ Marc Ganzi
Name: Marc Ganzi
Title: Chief Executive Officer

EXECUTIVE

/s/ Tom Mayrhofer
Tom Mayrhofer

(Signature Page to Tom Mayrhofer Employment Agreement)

Schedule 1

Current Activities

[Omitted]

Exhibit A
Form of Release

Tom Mayrhofer (“Executive”), a former employee of DigitalBridge Group, Inc. (“DBRG” and together with its subsidiaries, the “Employer”), hereby enters into and agrees to be bound by this General Waiver and Release of Claims (the “Release”). Executive acknowledges that he is required to execute this Release in order to be eligible for certain post-termination benefits (the “Post-Termination Benefits”) as set forth in Section [4(c)(i)] / [4(e)(i)] of his Employment Agreement with DBRG, dated November 27, 2023 (the “Employment Agreement”). Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings specified in the Employment Agreement.

1.SEPARATION DATE.    Executive acknowledges and agrees that his separation from Employer was effective as of         , 20XX (the “Separation Date”).

WAGES FULLY PAID. Executive acknowledges and agrees that he has received payment in full for all salary and other wages, including without limitation any accrued, unused vacation or other similar benefits earned through the Separation Date.

EXECUTIVE’S GENERAL RELEASE OF CLAIMS.

(a)Waiver and Release. Pursuant to Section [4(c)(i)] / [4(e)(i)] of the Employment Agreement, and in consideration of the Post-Termination Benefits to be provided to Executive as outlined in the Employment Agreement and this Release as set forth herein, Executive, on behalf of himself and his heirs, executors, administrators and assigns, forever waives, releases and discharges Employer, its officers, directors, owners, shareholders, affiliates and agents (collectively referred to herein as, the “Employer Group”), and each of its and their respective officers, directors, shareholders, members, managers, employees, agents, servants, accountants, attorneys, heirs, beneficiaries, successors and assigns (together with the Employer Group, the “Employer Released Parties”), from any and all claims, demands, causes of actions, fees, damages, liabilities and expenses (including attorneys’ fees) of any kind whatsoever, whether known or unknown, that Executive has ever had or might have against the Employer Released Parties that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment or the termination thereof by the Company , including, but not limited to (i) any claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of Title 42 of the United States Code, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Age Discrimination in Employment Act, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, the Florida Civil Rights Act, as amended, the Florida Whistleblower Protection Act, as amended, the Florida Equal Pay Law, as amended, and the Florida Constitution, as amended, and/or any other federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released and (ii) any tort and/or contract claims, including any claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. Executive acknowledges that if the Equal Employment Opportunity Commission or any other administrative agency brings any charge or complaint on his behalf or for his benefit, this Release bars Executive from receiving, and Executive hereby waives any right to, any monetary or other individual relief related to such a charge or complaint. This Release, however, excludes (i) any claims made under state workers’ compensation or unemployment laws, and/or any claims that cannot be waived by law, (ii) any rights to indemnification or contribution or directors’ and officers’ liability insurance under the Employment Agreement, Indemnification Agreement, any operative documents of the Company or any applicable law, (iii) any claims as a holder of Company equity awards under the Company’s equity incentive plans or as a holder of Fund Incentives; and (iv) any claims for vested benefits under any employee benefit plan

(excluding any severance plan and including claims under the Consolidated Omnibus Budget Reconciliation Act of 1985) or any claims that may arise after the date Executive signs the Release.

(b)Acknowledgement of ADEA Waiver. Without in any way limiting the scope of the foregoing general release of claims, Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”) and that such waiver and release is knowing and voluntary. This waiver and release does not govern any rights or claims that might arise under the ADEA after the date this Release is signed by Executive. Executive acknowledges that: (i) the consideration given for this Release is in addition to anything of value to which Executive otherwise would be entitled to receive; (ii) he has been advised in writing to consult with an attorney of his choice prior to signing this Release; (iii) he has been provided a full and ample opportunity to review this Release, including a period of at least twenty-one (21) days within which to consider it (which will not be lengthened by any revisions or modifications); (iv) he has read and fully understands this Release and has had the opportunity to discuss it with an attorney of his choice; (v) to the extent that Executive takes less than twenty-one (21) days to consider this Release prior to execution, he acknowledges that he had sufficient time to consider this Release with counsel and that he expressly, voluntarily and knowingly waives any additional time; and (vi) Executive is aware of his right to revoke this Release at any time within the seven (7)-day period following the date on which he executes this Release. Executive further understands that he shall relinquish any right he has to Post-Termination Benefits described in the Employment Agreement if he exercises his right to revoke this Release. Notice of revocation must be made in writing and must be received by [Name, Title], no later than 5:00 p.m. Eastern Time on the seventh (7th) calendar day immediately after the day on which Executive executes this Release.

2.NO CLAIMS BY EXECUTIVE. Executive affirms and warrants that he has not filed, initiated or caused to be filed or initiated any claim, charge, suit, complaint, grievance, action or cause of action against Employer or any of the other Employer Released Parties.

NO ASSIGNMENT OF CLAIMS. Executive affirms and warrants that he has made no assignment of any right or interest in any claim which he may have against any of the Employer Released Parties.

ADVICE OF COUNSEL. Executive acknowledges: (a) that he has been advised to consult with an attorney regarding this Release; (b) that he has, in fact, consulted with an attorney regarding this Release; (c) that he has carefully read and understands all of the provisions of this Release; and (d) that he is knowingly and voluntarily executing this Release in consideration of the Post-Termination Benefits provided under the Employment Agreement.

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By his signature, Tom Mayrhofer hereby knowingly and voluntarily executes this Release as of the date indicated below.

_______________________________
Tom Mayrhofer

Dated:

Exhibit B
Form of Restrictive Covenant Agreement

(attached)

RESTRICTIVE COVENANT AGREEMENT
THIS RESTRICTIVE COVENANT AGREEMENT (this “Agreement”), dated as of November 27, 2023, and effective as of the Effective Date (as defined below), is made by and between DigitalBridge Group, Inc., a Maryland corporation (“DBRG”), and Tom Mayrhofer (“Executive”). DBRG, together with its Subsidiaries is hereinafter referred to as “the Company,” and where the context permits, references to “the Company” shall include the Company and any successor to the Company. Any capitalized term that is used but not otherwise defined in this Agreement shall have the meaning set forth in the Employment Agreement (as defined below).
WHEREAS, Executive has on the date hereof entered into an Employment Agreement with DBRG (the “Employment Agreement”), which is effective as of January 8, 2024 (the “Effective Date”), setting forth the terms by which the Executive will be employed by the Company and will serve as Chief Financial Officer and Treasurer of DBRG;
WHEREAS, the Company desires to protect its investment in its assets, businesses and goodwill and, accordingly, as a material condition to its willingness to enter into the Employment Agreement, has required that Executive agree to limit certain activities by Executive (as contemplated hereby) that would compete with or otherwise harm such assets, businesses or goodwill;
WHEREAS, as part of the consideration and inducement to DBRG to enter into the Employment Agreement, Executive is willing to agree to enter into this Agreement and abide by such restrictions; and
WHEREAS, the parties intend this Agreement to be in compliance with, and further intend for it to be fully enforceable under, any applicable law.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Defined Terms. For purposes of this Agreement, the following terms have the respective meanings set forth below:
(a) “Business” means (x) the business of acquiring, originating and managing (i) real estate related debt and equity investments and (ii) debt and equity investments focused on the intersection points of technology and hard assets (the “Digital Realty Sector”); provided, that, for purposes of clarification, the Business shall not include debt or equity investments in operating companies primarily engaged in businesses outside of the real estate industry or the Digital Realty Sector even though such businesses may own or lease real property and (y) any alternative asset management business in which more than 25% of the total capital committed is third party capital from passive investors (which term shall exclude natural persons who are partners or employees of the business and are actively engaged in the management of the business) and that advises, manages or invests the assets of funds or related investment vehicles or separate accounts with in excess of $75 billion in assets under management, of which at least $10 billion consist of investments in the Digital Realty Sector.
(b) “Company Materials” means all Materials that Executive makes or conceives, or has made or conceived, solely or jointly, during the period of Executive’s retention by or employment with the Company, whether or not patentable or registerable under copyright, trademark or similar statutes, which (i) are related to the current or demonstrably (by expenditure of material resources or material time spent by senior management) anticipated business or activities of the Company (which includes any fund managed by the Company during or prior to the period of Executive’s retention by or employment with the Company); and (ii) are otherwise developed by Executive through the use of the Company’s confidential information, equipment, software, or other facilities or resources at a time during which Executive has been a consultant, or employee (temporary or otherwise) of the Company. Notwithstanding the foregoing, Company Materials shall not include any Materials conceived or made, solely or jointly, by Executive in connection with the performance of Permitted Activities.

(c) “Confidential Information” means information that is not generally known to the public and that is or was used, developed or obtained by Executive (in his capacity as a member or employee of the Company); provided, however, Confidential Information will not include any information that is generally available to the public or within the industry prior to the date Executive proposes to disclose or use such information. For the avoidance of doubt, “Confidential Information” does not include (x) information concerning non-proprietary business or investment practices, methods or relationships customarily employed or entered into by comparable business enterprises, (y) the identity of investors and their investment practices, methods and relationships, financing sources or capital market intermediaries and (z) information that is used, developed or obtained by Executive exclusively in connection with the performance of Permitted Activities.
(d) “Inventions” means any inventions, improvements, developments, ideas or discoveries whether patentable or unpatentable, that meets any one of the following criteria: (i) relates at the time of conception or reduction to practice to: (A) the business, projects or products of the Company, or to the utilization thereof; or (B) the actual or demonstrably anticipated research or development of the Company; (ii) results from any work performed directly or indirectly by Executive for the Company; or (iii) results, at least in part, from Executive’s use of the Company’s time, equipment, supplies, facilities or trade secret information; provided, however, that Inventions shall not include (x) any idea or invention which is developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities or trade secret information, and which is not related to the business (either actual or demonstrably anticipated), and which does not result from work performed for the Company and (y) inventions, improvements, developments, ideas or discoveries conceived or reduced to practice by Executive exclusively in connection with the performance of Permitted Activities.
(e) “Materials” means all articles, reports, documents, memoranda, notes, other works of authorship, data, databases, discoveries, designs, developments, ideas, creative works, improvements, inventions, know-how, processes, computer programs, software, source code, techniques and useful ideas of any description whatsoever (or portions thereof).
(f) “Permitted Activities” means each of the activities described in Section 2 hereof.
(g) “Person” means any individual, company, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
(h) “Restricted Period” means the period commencing on the Effective Date and ending on the first anniversary of the termination of Executive’s employment with the Company; provided that the Restricted Period shall immediately cease if such termination of employment is by the Company without Cause, by Executive for Good Reason or as a result of the Company providing the Executive with a Non-Renewal Notice.
(i) “Restricted Territory” means (i) any of Austria, Belgium, China, Czech Republic, Denmark, England, Finland, France, Germany, Hungary, Ireland, Italy, Japan, Monaco, Netherlands, Norway, Poland, Portugal, Scotland, South Korea, Spain, Sweden, Switzerland and the United States, (ii) any state in the United States and/or other country listed in clause (i) and (iii) any other jurisdiction in which the Company or its subsidiaries engages in Business in any material respect.
2. Permitted Activities. Notwithstanding anything set forth herein to the contrary, nothing contained herein shall prohibit Executive from:
(a) engaging in the Personal Activities;
(b) owning, directly or indirectly, solely as an investment, securities of any such Person which are traded on any national securities exchange or NASDAQ if Executive (A) is not a controlling person of, or a member of a group which controls, such Person; and (B) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person;

(c) making passive investments in private equity funds, mutual funds, hedge funds and other managed accounts (provided that such funds or accounts do not have a primary investment strategy, as set forth in the applicable fund’s or account’s published statement of its primary investment strategy, of investing in the Business);
(d) making any passive investment (or group of related passive investments) of less than $20 million in private equity funds, mutual funds, hedge funds and other managed accounts that have a primary investment strategy, as set forth in the applicable fund’s or account’s published statement of its primary investment strategy, of investing in the Business; or (e) making investments in private companies that are (x) not engaged in the Business, (y) do not predominantly make investments in the Business and (z) do not make investments similar to those made by DBRG and DigitalBridge Operating Company, LLC and their subsidiaries equal to the lesser of (A) 5% of the outstanding equity securities of such private company and (B) $30 million per company or group of affiliated companies operating as part of one business.
3. Non-Competition. Executive shall not, during the Restricted Period, directly or indirectly, in any manner within the Restricted Territory: (i) engage in the Business (other than through the Company and its Affiliates); (ii) render any services as an employee, officer, director or consultant to any Person (other than the Company) engaged in the Business; or (iii) make an investment in a Person engaged in the Business as a partner, shareholder, principal, member or other owner of equity interests (or securities convertible into or exercisable for, equity interests); provided, however, nothing contained in this Agreement shall restrict Executive from (x) engaging in any activity that he determines in good faith is in furtherance of the interests of the Company in the performance of his duties for the Company and/or (y) engaging in any Permitted Activity. In addition, nothing herein shall prohibit Executive from providing services to an entity engaged in the Business if Executive’s services are solely limited to a unit, division, or subsidiary of such entity which does not engage in the Business and Executive does not provide services directly or indirectly to, or with respect to, the Business.
4. Non-Solicitation. Except as necessary, appropriate or desirable to perform his duties to the Company during his employment, Executive shall not during the Restricted Period, without DBRG’s prior written consent, (i) directly or indirectly, on his own behalf or for any other Person, knowingly solicit or induce any officer, director, employee or independent contractor who is a natural person that provides consulting or advisory services with respect to sourcing or consummating financings or investments of the Company (A) to terminate his or her relationship with the Company, or (B) hire any such individual whom Executive knows left the employment of the Company during the previous 12 months or (ii) directly or indirectly, on his own behalf or for any other Person, solicit or induce any investors to terminate (or diminish in any material respect) his, her or its relationship with the Company. For the avoidance of doubt, identification or doing business with or co-investing with any limited partners, investors, financing sources or capital markets intermediaries with regard to activity that is not prohibited by Section 3 above shall not be deemed to be a breach of this Section 4 or otherwise. Executive shall not be in violation of this Section 4 by reason of providing a personal reference for any officer, director or employee of the Company or soliciting individuals for employment through a general advertisement not targeted specifically to officers, directors or employees of the Company.
5. Confidential Information. Subject to Section 7 below, at all times on and following the Effective Date, Executive shall not disclose or use for his benefit or the benefit of others, except in connection with the business and affairs of the Company or any of its affiliates, any Confidential Information except to the extent that (i) such disclosure or use is related to, necessary, appropriate or desirable in connection with Executive’s performance of his duties to the Company or (ii) is related to any good faith dispute between Executive and the Company or any of its affiliates or otherwise in connection with any action by Executive to enforce his rights or defend his actions under this Agreement, the Employment Agreement or any other agreement with the Company or any of its affiliates. Nothing contained herein shall preclude Executive from disclosing Confidential Information to his immediate family and personal legal and financial advisor(s), provided that Executive informs such family member(s) and/or advisor(s) that the information is confidential in nature and receives reasonable assurances that the family member(s) and/or advisor(s) shall not disclose such information except as required by law or by any Authority with apparent jurisdiction over such Person. Nothing in this Agreement shall be construed to prevent Executive from complying with applicable law, or disclosing information pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not in Executive’s reasonable judgment exceed the extent of disclosure required by such Law. Executive shall, to the extent legally permitted, promptly provide written notice of any such order to an authorized officer of the Company after receiving such order and reasonably cooperate (at the Company’s expense) with any efforts of the Company to seek a protective order or other measure to protect the confidentiality of such information.
6. Non-Disparagement.
Subject to Section 7 below, at all times on and following the Effective Date, Executive shall refrain from making any disparaging statements about the Company or any of its present or (to the extent such Persons serve in such capacity during Executive’s employment with the Company) future officers, directors, and, in their capacity as such, employees to any third Persons, including, without limitation, to any press or other media, except, (i) to the extent required by law or legal process, by any Authority with apparent jurisdiction or applicable securities considerations, (ii) related to any good faith litigation or similar proceeding between Executive and the Company or any of such officers or directors or otherwise in connection with any good faith litigation or similar proceeding or other efforts by Executive to enforce his rights or defend his actions under this Agreement, the Employment Agreement or any other agreement with the Company or any of such officers or directors or (iii) for the making of any critical remarks about any such Person in connection with any analyses made or opinions expressed in the ordinary course of his duties to the Company during his employment therewith.
7. Certain Permitted Disclosures.
(a) Notwithstanding anything in this Agreement to the contrary, including Sections 5 and 6 above, nothing in this Agreement shall be construed to (i) prohibit the Executive from lawfully making reports to or communicating with any governmental agency or law enforcement entity regarding possible violations of federal law or regulation in accordance with the provisions and rules promulgated under Section 21F of the Securities Exchange Act of 1934, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other express “whistleblower” protection provisions of state or federal law or regulation, (ii) prohibit the Executive from filing or proceeding with a charge with or participating in any investigation or proceeding conducted by the EEOC, the NLRB or any other comparable federal, state, or local agency charged with the investigation and enforcement of any employment laws or (iii) require notification or prior approval by the Executive of any reporting described in clauses (i) and (ii)  hereof.
(b) The Executive is hereby notified in accordance with the Federal Defend Trade Secrets Act of 2016 that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  The Executive is further notified that if the Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, the Executive may disclose the employer’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.  Notwithstanding this immunity from liability, the Executive acknowledges that the Executive may be held liable if the Executive unlawfully accesses trade secrets by unauthorized means.
8. Intellectual Property.
(a) Executive agrees that all Company Materials shall be deemed “work made for hire” by the Company as the “author” and owner to the extent permitted by United States copyright Law. To the extent (if any) that some or all of the Company Materials do not constitute “work made for hire,” Executive hereby irrevocably assigns to the Company for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, all right, title and interest in and to such Company Materials (including without limitation any and all copyright rights, patent rights and trademark rights and goodwill associated therewith). The provisions of this paragraph will apply to all Company Materials which are or have been conceived or developed by Executive, solely or jointly, whether or not further development or reduction to practice may take place after the termination of Executive’s employment or retention, by the Company.
(b) Executive further agrees that he will execute and deliver to DBRG any and all further documents or instruments and do any and all further acts which the Company reasonably requests in order to perfect, confirm, defend, police and enforce the Company’s intellectual property rights, and hereby grants to the officers of the Company an irrevocable power of attorney, coupled with interest, to such end. Executive shall be promptly reimbursed by the Company for all costs and expenditures incurred in connection with any cooperation referenced in this Section 8(b).
9. Injunctive Relief; Other Remedies. The parties agree that the remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Executive of the provisions of Sections 3, 4, 5, 6, or 8 of this Agreement, notwithstanding the arbitration provision set forth in Section 17 below, the Company shall be entitled to seek an injunction restraining Executive from the conduct which would constitute a breach of this Agreement. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, specific performance and/or the recovery of damages from the breaching party.
10. Reasonableness and Enforceability of Covenants.
(a) The recitals to this Agreement are incorporated herein by this reference. The parties acknowledge and agree with such recitals, and further agree that preservation of the confidential and proprietary information, goodwill, stable workforce, and client and customer relations of the Company is a material part of the consideration being provided in connection with the Company entering into the Employment Agreement.
(b) The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed, including, but not limited to, Executive’s position of confidence and trust as a stockholder of DBRG.
(c) Executive acknowledges that, the restrictive covenants and the other agreements contained herein (collectively, the “Restrictive Covenants”) are an essential part of this Agreement and the Employment Agreement. Executive and the Company agree not to challenge the enforceability of the covenants (and the limitations and qualifications included as part thereof) contained in this Agreement.
(d) Executive agrees to be bound by the Restrictive Covenants and the other agreements contained in this Agreement to the maximum extent permitted by law, it being the intent and spirit of the parties that the Restrictive Covenants and the other agreements contained herein shall be valid and enforceable in all respects, and, subject to the terms and conditions of, and limitations and qualifications included in, this Agreement.
11. Acknowledgments. Executive acknowledges that (i) his work for the Company will continue to give him access to the confidential affairs and proprietary information of the Company; (ii) the agreements and covenants of Executive contained in this Agreement are essential to the business and goodwill of the Company; and (iii) DBRG would not have entered into the Employment Agreement but for the covenants and agreements set forth herein.
12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements entered into and to be performed entirely within such state.
13. Notices. All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission, if sent by facsimile; or (d) on the date of requested delivery if sent by a recognized overnight courier:

If to the Company:

750 Park of Commerce Drive, Suite 210
Boca Raton, FL 33487
Attention: Chief Legal Officer

If to the Executive:
to the last address of Executive
in the Company’s records specifically identified for notices under this Agreement or to such other address as is provided by a party to the other from time to time.
14. Survival. The representations, warranties and covenants of Executive and the Company contained in this Agreement will survive any termination of Executive’s employment with the Company; provided that the covenants set forth in Sections 3 and 4 shall only survive through the end of the Restricted Period.
15. Amendment; Waiver. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by Executive and DBRG. No waiver by either party hereto at any time of any breach by the other party hereto of compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
16. Severability. Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographic and temporal scope and in all other respects. If any term or provision of this Agreement is determined to be invalid or unenforceable in a final court or arbitration proceeding, (A) the remaining terms and provisions hereof shall be unimpaired and (B) to the extent permitted by applicable Law, the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
17. Arbitration. Except as otherwise set forth in Section 9, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in Palm Beach County, Florida pursuant to the terms and procedures set forth in Section 8(i) of the Employment Agreement.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

DIGITALBRIDGE GROUP, INC.

By: /s/ Marc Ganzi
Name: Marc Ganzi
Title: Chief Executive Officer

EXECUTIVE

/s/ Tom Mayrhofer
Tom Mayrhofer